UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2007
Raven Industries, Inc.
(Exact name of registrant as specified in its charter)

South Dakota	0-3136	46-0246171
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
205 East 6th Street, P.O. Box 5107
Sioux Falls, SD 57117-5107
(Address of principal executive offices)
(605) 336-2750
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.
     On January 31, 2007, Raven Industries, Inc. (the “Company”) entered into a Change In Control Agreement (the “New Agreement”) with each of the following individuals, who are officers and key employees of the Company or its subsidiaries: Ronald M. Moquist, President and Chief Executive Officer, Thomas Iacarella, Vice President and Chief Financial Officer, Daniel A. Rykhus, Executive Vice President and General Manager – Flow Controls Division, David R. Bair, Division Vice President and General Manager – Electronic Systems Division, James D. Groninger, Division Vice President and General Manager – Engineered Films Division, Barbara K. Ohme, Vice President – Administration, and Mark L. West, President, Aerostar International, Inc. (a wholly owned subsidiary of the Company).
     The Personnel & Compensation Committee of the Board of Directors believes that the New Agreement will better maintain stability within its officer and key employee group in the event of a Change In Control. The Previous Agreement (as defined below) was originally intended to be a takeover defense. The New Agreement also provides for more equal benefits among the officers and key employees.
     Messrs. Moquist and Iacarella were each previously parties to a Change In Control Agreement with the Corporation dated March 17, 1989 and August 1, 1998 respectively, (the “Previous Agreement”), which was superseded by the New Agreement. The New Agreement provides benefits similar to those provided by the Previous Agreement, except for the following material changes that will generally reduce the benefits available to these officers. Under the New Agreement, these officers are no longer entitled to reimbursement by the Company of any excise taxes payable as a result of the change in control payments, and they are no longer entitled to continuation of Company benefits and perquisites through age 65. Further, the triggering events are different under the two forms of agreement. Under the Previous Agreement, the change in control payments were triggered by a change in control followed by any termination of employment by the Company or the employee (other than by reason of death). Under the New Agreement, on the other hand, the second triggering event must be a termination by the Company without cause or a constructive termination (an adverse change in the officer’s status or compensation). Further, under the New Agreement, the definition of Change in Control has been modified to include certain mergers, sales of substantially all of the assets of the Company and similar transactions.
     Messrs. Bair, Groninger, Rykhus and West and Ms. Ohme were each previously covered by the 2001 Change of Control Severance Benefit Plan (the “Change of Control Plan”), which is also superseded by the New Agreement. The Change of Control Plan previously provided them with severance benefits after a change of control that included (1) one and one half weeks of compensation for each year of service, with a minimum of three years of credited service and a maximum of 12 months additional compensation, and (2) continuation of existing health insurance benefits through the last day of the month in which continuing compensation was to have been paid, not to exceed one year.
     The New Agreement entitles the employee to certain payments and benefits if (1) there is a Change in Control, and (2) within two years thereafter the Company terminates the employee’s employment without Cause (as defined in the New Agreement), except in the case of the employee’s death, or there is a Constructive Termination (certain adverse changes in the employee’s status or compensation). In this event, provided the employee signs a general release of legal claims and covenant not to sue, the employee is entitled to the following payments and benefits:
(1)	a lump sum payment of accrued base salary and other amounts accrued as of the date of termination, including accrued vacation time;

(2)	a lump sum payment equal to the product of (A) the sum of (i) the employee’s annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Moquist, Iacarella and Rykhus, or 1.0 for Messrs. Bair, Groninger and West and Ms. Ohme; and

(3)	the employee will be vested under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee’s age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.
     “Change in Control” is defined in the New Agreement to include (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of the Company’s common stock; (b) certain changes in a majority of the members of the Board of Directors of the Company, or (c) approval by the shareholders of the Company of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of the assets of the Company.
     The New Agreement does not affect or reduce any benefit to which the employee is otherwise entitled under the employee’s employment agreement, the 2000 Stock Plan or any other plan, agreement or policy of or with the Company. The term of the New Agreement is one year, with automatic one year extensions unless the Company terminates the New Agreement at least sixty days prior to any anniversary. The New Agreement will continue in effect beyond its term if a Change in Control has occurred during the term or if any obligation of the Company thereunder remains unpaid.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits

10.1	Form of Change In Control Agreement dated January 31, 2007 with Ronald M. Moquist, Thomas Iacarella, Daniel A. Rykhus, David R. Bair, James D. Groninger, Barbara K. Ohme and Mark L. West

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raven Industries, Inc.
Date: February 1, 2007	By:	/s/ Thomas Iacarella
Thomas Iacarella
Vice President and Chief Financial Officer